SECURED TERM NOTE

$713,000.00            Boston, Massachusetts
                        April 23   April 23, 2020

FOR VALUE RECEIVED, the undersigned, BioRestorative Therapies, Inc., a Delaware corporation (the “Borrower”) as a debtor and debtor in possession, pursuant to the Borrower’s chapter 11 case (the “Chapter 11 Case”) under Title 11 of the United States Code, as amended filed in the Eastern District of New York (the “Bankruptcy Court”) hereby absolutely and unconditionally promises to pay to the order of Auctus Fund, LLC, a Delaware limited liability company, or its successor and/or assign (the “Holder”), in lawful money of the United States of America:
(a)
the principal amount of SEVEN HUNDRED THIRTEEN THOUSAND AND 00/100 DOLLARS ($713,000.00) or the aggregate unpaid principal amount borrowed by the Borrower (the “Principal Amount”) under this Secured Term Note (as amended, supplemented, restated, replaced or otherwise modified from time to time, this “Note”), whichever is lesser; and

(b)
interest on the unpaid principal amount hereof from time to time outstanding and not overdue, from the date upon which such principal amount is advanced to the Borrower to the date on which such principal amount is paid in full at the per annum rate of eight percent (8.0%) (the “Interest Rate”).

This Note has been executed and delivered subject to the following terms and conditions:
1. Advances.  The Holder shall advance funds to the Borrower pursuant to and subject to the budget attached hereto as Exhibit A (the “Budget”); the interim order entered by the Bankruptcy Court approving this Note and related documentation (the “Interim Order”); and (iii) the final order entered by the Bankruptcy Court approving this Note and related documentation (the “Final Order”). In no event shall Holder be obligated to advance funds on or after July 6, 2020 (“Final Advance Date”) other than as may expressly be provided for in the Interim Order or the Final Order.
2. Maturity Date.  The entire outstanding Principal Amount of this Note, plus all accrued but unpaid interest thereon, shall be paid in one lump sum no later than the earliest to occur of: (i) the Final Advance Date; (ii) fourteen (14) days following entry of an order confirming a chapter 11 plan in the Chapter 11 Case (a “Confirmation Order”); (iii) ten (10) days following the entry of an order approving the sale of the Borrower or Borrower’s assets (the “Sale Order”); or (iv) the occurrence of an Event of Default, as hereinafter defined, following any applicable grace or cure periods (the “Termination Date”). The earliest to occur of (i) through (iv) above shall be referred to as the “Maturity Date”, which Maturity Date may only be extended by the mutual agreement of the Borrower and the Holder.
3. Interest.  Interest shall accrue on the unpaid Principal Amount of this Note at the Interest Rate and shall be due and payable in arrears on the Maturity Date.  Interest shall accrue on overdue payments of principal and interest, advances, fees and other amounts due at the annual rate of two percent (2%) above the Interest Rate.  Interest on this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed.
4. Payments.  Payments of principal and interest on this Note shall be made by check or other from acceptable to the Holder sent to the Holder’s address set forth in Section 14 below or to such other address as the Holder may designate for such purpose from time to time by written notice to the Borrower, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.
5. Prepayment.  Borrower may make prepayments on the Note at any time, in whole or in part, without premium or penalty.  All prepayments shall be applied first to any charges and fees due hereunder, second to accrued but unpaid interest and lastly to the principal sum then outstanding.
6. Default.
(a) The occurrence of any of the following shall be considered an “Event of Default”:
(i) Failure to pay any installment of interest or principal when due.
(ii) Impairment of any Loan Document (as defined below);
(iii) Dismissal of the Chapter 11 Case or conversion to a chapter 7 case;
(iv) Appointment of a chapter 11 trustee;
(v) Granting of relief from the automatic stay to permit foreclosure on any assets of the Borrower;
(vi) Entry of an order granting any super-priority claim which is senior or pari passu with the Holder’s claims under this Note or the Security Agreement;
(vii) Entry of an order amending, supplementing or otherwise modifying the Interim Order or Final Order without the consent of the Holder;
(viii) Reversal, vacation or stay of the effectiveness of the Interim Order or the Final Order;
(ix) The support by the Debtor or filing by the Debtor of a plan of reorganization that, absent the express written consent of Lender, does not provide for the payment in full, in cash, on the effective date of such plan of all obligations of the Borrower to the Holder in respect of this Note and the Security Agreement;
(x) Cessation of liens or super-priority claims granted for this Note and Security Agreement to be valid, perfected and enforceable in all material respects;
(xi) Material adverse change in the business operations, prospects or finances of the Borrower;
(xii) Failure by the Borrower to strictly comply with the Budget, subject to line item variations of no more than five percent (5%), provided that the aggregate Budget amount shall not be exceeded at any time without the express written consent of Holder;
(xiii) Failure of the Borrower to timely provide access, information or financial records to Holder and its representatives as may be required under the Loan Documents (as hereinafter defined), including any Bankruptcy Court order;
(xiv) Resignation or termination of employment of Francisco Silva from the Borrower prior to the Final Advance Date;
(xv) Dissolution of the Borrower or failure to conduct the Borrower’s operations in the ordinary court of business consistent with prior practices to the extent provided for within the funding permitted by the Budget;
(xvi)  The breach of any covenant or other term or condition of this Note or the Security Agreement; and
(xvii) Any of Borrower’s representations or warranties made herein or in the Security Agreement or in any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect.
(b) Upon the occurrence and during the continuance of an Event of Default, at the option of the Holder hereof, all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived.  Upon any Event of Default, the Borrower shall pay all costs and expenses, including reasonable attorney's fees, incurred by the Holder in collecting any payment due hereunder.
7. Security.  This Note and the Borrower’s obligations hereunder (the “Obligations”) shall be secured by a Security Agreement, dated as of even date herewith, by and between the Borrower and the Holder (the “Security Agreement”), pursuant to which the Borrower shall grant to the Holder a first priority security interest in and lien on all assets (tangible, intangible, real, personal and mixed) of the Borrower, whether now owned or hereafter acquired, including without limitation, accounts, inventory, equipment, capital stock in subsidiaries, investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, and all products and proceeds thereof (collectively the “Collateral”), excluding, however, avoidance power actions pursuant to the United States Bankruptcy Code (the “Code”) and the proceeds thereof. The liens granted to Holder shall be senior to and shall prime all pre-petition liens. Neither Holder nor any of the Collateral shall be subject to any surcharge under section 506(c) of the Code.
8. Amendment.  No provision of this Note may be amended, modified or terminated, unless such amendment, modification or termination is evidenced by a prior mutual written instrument of the Borrower and the Holder.
9. Additional Terms and Conditions.  The Borrower (i) waives presentment, demand, notice of demand, protest, notice of protest, and notice of nonpayment and any other notice required to be given under the law to the Borrower, in connection with the delivery, acceptance, performance, default or enforcement of this Note; (ii) agrees that any failure to act or failure to exercise any right or remedy, on the part of the Holder shall not in any way affect or impair the obligations of the Borrower or be construed as a waiver by the Holder of, or otherwise affect, any of its rights under this Note.
10. Invalidity.  In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced and disturbed thereby.
11. Expenses.  The Borrower shall pay all (i) reasonable out-of-pocket costs and expenses of the Holder (including all reasonable fees, expenses and disbursements of counsel) in connection with the preparation, execution and delivery of this Note, Security Agreement and any and all other documents executed in conjunction herewith (the “Loan Documents”) and the funding of all advances under this Note, including, without limitation, all due diligence, audit, appraisal and consultant fees, costs and expenses, and all search, filing and recording fees, incurred or sustained by the Holder in connection with the Loan Documents or the transactions contemplated hereby, the administration of the Loan Documents and any amendment or waiver of any provision of the Loan Documents, and (ii) costs and expenses of the Holder (including reasonable fees, expenses and disbursements of counsel) in connection with the enforcement or protection of any of their rights and remedies under the Loan Documents (collectively, the “Holder Expenses”), which shall be reviewable by the Office of the United States Trustee for reasonableness. All Holder Expenses shall be treated as additional advances under this Note.
12. No Waiver.  No delay or omission on the part of Holder to exercise any right or power arising from any Event of Default shall impair such right or power or be considered a waiver of any such right or power or a waiver of any such Event of Default or an acquiescence therein, nor shall the action or non-action of Holder in case of such Event of Default impair any right or power arising as a result thereof.
13. Priority. All amounts owing by the Borrower under this Note at all times will constitute allowed super-priority administrative expense claims in the Chapter 11 Case (and any successor case under chapter 7 of the Code) under section 364(c)(1) of the Code, having priority over all pre-petition and post-petition liabilities, including any and all administrative expenses of the kind specified in Code §§ 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 364(c)(1) and/or 726. This priority (and the liens described above) will be junior and subordinate only to: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the U.S. Trustee under section 1930(a) of title 28 of the Code, and up to an aggregate amount of $7,500.00 of allowed, commissions, fees and/or expenses for a chapter 7 trustee, if appointed.
14. Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):
If to Holder:	Auctus Fund, LLC 545 Boylston Street Boston, MA 02116 Attention: Alfred Sollami, Managing Member Email: als@auctusfundllc.com
With a copy to:	Murphy & King, Professional Corporation One Beacon Street Boston, MA 02108 Attention: William R. Moorman, Jr., Esq. Email: wmoorman@murphyking.com Facsimile: (617) 423-0498
If to Borrower:	BioRestorative Therapies, Inc 40 Marcus Drive Suite One Melville, NY 11747 Attention: Mark Weinreb, President
With a copy to:	Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, NY 11554 Attention: Robert D. Nosek, Esq. Email: RNosek@certilmanbalin.com Facsimile: (516) 296-7111

Each party may change its notice mailing address, email address or facsimile number by written notice to the other party.
15. Governing Law.  This Note shall be governed by the laws of the Commonwealth of Massachusetts without reference to its conflicts of laws rules as though this Note was wholly made and was to be wholly performed within the Commonwealth of Massachusetts, and shall bind Borrower, its successors and assigns, and shall inure to the benefit of Holder, his heirs, legal representatives, successors and assigns.
16.	Consent to Jurisdiction and Waiver of Jury Trial.
(c) Any legal action, suit or proceeding arising out of or relating to this Note shall, in the first instance, be instituted in the United States Bankruptcy Court for the Eastern District of New York; provided, however, if such Court, declines or otherwise lacks jurisdiction, then any legal action, suit or proceeding arising out of or relating to this Note may be instituted in any state or federal court in the Commonwealth of Massachusetts, and Borrower agrees not to assert, by way of motion, as a defense or otherwise, in any action, suit or proceeding, any claim that Borrower is not subject personally to the jurisdiction of such court, or that such action, suit or proceeding is brought in an inconvenient forum, that the venue is improper or that the subject matter hereof cannot be enforced in such court.  Borrower hereby irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.
(d) JURY TRIAL WAIVER.  BORROWER AND HOLDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY ANCILLARY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT THIS NOTE.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the day first above written.

BORROWER:

BioRestorative Therapies, Inc.

By:
Name: Mark Weinreb
Title:   President